EXHIBIT 23 - CONSENT OF VALUATION FIRM

CONSENT OF VALUATION FIRM

We hereby consent to the inclusion in this Form 10-Q of references to our valuation report relating to the estimation of fair value of certain auction rate securities held by the Company as of December 31, 2008.

/s/Houlihan Smith & Company, Inc.
February 2, 2009